Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of May 27, 2025 by and between Novavax, Inc. (“Novavax”), a corporation having its principal office at 700 Quince Orchard Road, Gaithersburg, MD 20878 (“Novavax” or the “Company”) and John Trizzino (“Executive”).
WHEREAS, Executive’s employment with Novavax has ended without Cause (as defined in Executive’s Employment Agreement, referenced below) effective June 20, 2025 (the “Effective Date”);
WHEREAS, Executive has agreed to provide consulting services to the Company following the termination of his employment and beginning on the Effective Date; and
WHEREAS, the Company and Executive desire to enter into this Agreement setting forth the terms of Executive’s consulting relationship with the Company and certain other matters relating to the transition to a consultant.
NOW THEREFORE, in consideration of the premises and the mutual covenant and agreements herein contained, the parties hereto agree as follows:
1.Consulting Services. Executive agrees to provide assistance and services to the Company in the area of his expertise as a consultant to the Company's Chief Executive Officer (“CEO”) and such other individuals, if any, as determined by Company's CEO from time to time, as well as to provide certain other consulting and advisory services relating to the Company's business as reasonably requested by the CEO from time to time (collectively, the "Services"). Nothing in this agreement will be construed to prevent or preclude Executive from working part- time or full-time for any other third party, provided Executive does not violate the terms of Section 5 of this Agreement. The term of this Agreement will commence on the Effective Date and end on December 31, 2025, unless earlier terminated as provided herein (the "Consulting Period"). The Consulting Period may be extended by mutual written agreement of the parties.
2.Independent Contractor. Executive's relationship with the Company will be that of an independent contractor and not that of an employee. The CEO and Executive will jointly determine the method, details, and means of performing the Services. Executive will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. Executive acknowledges and agrees that he will not be eligible for any benefits available to employees of the Company other than as set forth in a separate General Release of Claims and Separation Agreement entered into in connection with the termination of Executive’s employment with the Company. Services to be performed by Executive will be as agreed between Executive and the CEO, and Executive will be required to report only to the CEO or such other individuals, if any, as determined by the CEO from time to time, concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the CEO. Executive will have full responsibility for applicable withholding taxes for all compensation paid to Executive under this Agreement and will have full responsibility for compliance with all applicable labor and employment requirements with respect to Executive's self-employment. Executive agrees to indemnify, defend, and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Executive in his capacity as a non-employee of the Company. The Company will report Executive’s Consulting Fee on a Form 1099 in due course.
3.Compensation and Other Benefits.
(a)Consulting Fee. As compensation for the Services provided hereunder, during the Consulting Period, the Company will pay to Executive a consulting fee (the "Consulting Fee") of $15,000.00 per month. The Consulting Fee will be paid to Executive on the first business day of each month during the Consulting Period, in arrears, and will be pro-rated for partial service with the first payment being made in July 2025.
(b)Equity Awards. Stock options previously granted to Executive by the Company as of the Effective Date (the "Stock Options") and all outstanding and unvested restricted stock unit awards previously granted to Executive by the Company as of the Effective Date (the "RSUs", and together with the Stock Options the "Equity Awards"), will remain outstanding and each of the Equity Awards that is unvested as of the Effective Date will continue to vest for so long as Executive continues to provide the Services during the Consulting Period, in each case, in accordance with the terms of the applicable equity plan and the equity award agreement between Executive and the Company and subject to the provisions of this Agreement. Executive's "Service" (as defined in the applicable equity award agreements) solely for purposes of the Equity Awards shall be deemed to terminate on the date on which this Agreement terminates. With respect to any Stock Options that remain outstanding and unexercised as of the date on which this Agreement terminates, such Stock Options shall remain exercisable by Executive for a period of ninety (90) days after the termination of this Agreement. Upon termination of this Agreement, any unvested portion of the non-statutory stock options granted to Executive pursuant to the March 7, 2023 Non- Statutory Stock Option Agreement shall immediately vest as of the termination date. All other provisions of the Non-Statutory Stock Option Agreement shall remain unchanged. For absolute clarity, Executive shall retain all rights to exercise and/or sell vested Equity Awards while this Agreement is in effect.
(c)Reimbursable Expenses. Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with the performance of the Services in accordance with the applicable policies and procedures of the Company as in effect from time to time.
4.Termination.
(a)The Company may terminate this Agreement immediately for Cause (as defined below) by providing written notice of such termination to Executive and shall have no further obligation with respect to any Consulting Fees. Further, Executive’s continued vesting in his Equity Awards shall cease as of the termination date. Executive shall maintain all of his vested Equity Awards in the event of a termination of this Agreement pursuant to Section 4(b)(i), provided that the Company and the Plan Administrator otherwise retain their rights to cancel, rescind, withhold or otherwise limit or restrict any stock award pursuant to the terms of the Equity Award agreements and the governing plans.
(b)For purposes of this Agreement, "Cause" shall be defined as (i) Executive’s willful refusal or failure to substantially perform his material obligations hereunder that is not cured within fifteen (15) days of Executive’s receipt of written notice from the Company containing reasonable specificity of such refusal or substantial failure and a statement of corrective action, or (ii) Executive’s intentional unauthorized use or disclosure of confidential information (as defined in Section 5 of this Agreement) or breach of any Continuing Obligation.
(c)Upon termination of this Agreement, Executive shall promptly deliver to Novavax all Confidential Information and all copies thereof and immediately cease all use of Confidential Information. In addition, Executive shall promptly return any and all Novavax equipment used in the course of Executive’s performance of the Services. Written notice under this Section may be provided by (i) email if acknowledged in writing by the receiving party; or (b) by delivery via first-class mail to the address listed for each party in the signature line at the end of this Agreement.
5.Restrictive Covenants and Other Obligations.
(a)Continuing Obligations. Executive acknowledges and agrees that he remains bound by certain obligations under the Employment Agreement between the Company and Executive dated March 3, 2014 (the "Employment Agreement"), which survive the termination of his employment by the terms thereof, including, without limitation, his obligations under Sections 9-12 of the Employment Agreement (such obligations, together with any other covenant or obligations with respect to confidentiality, assignment of intellectual property, non-solicitation or noncompetition, the "Continuing Obligations").
(b)Confidential Information.
i.Use, Definition. Without the express prior written consent of Novavax, Executive shall only use for the purpose of rendering the Services and shall not disclose or use any Confidential Information (as defined below) of Novavax for Executive’s direct or indirect benefit or the direct or indirect benefit of any third party, and Executive shall maintain the confidentiality of all Confidential Information of Novavax. The term “Confidential Information” shall include all information disclosed to Executive by Novavax including without limitation: trade secrets, know-how, patent applications or patentable improvements thereto, biomedical technology, inventions, writings, blueprints, computer programs, documents, engineering specifications, diagrams, charts, models, research studies, assays, marketing studies, process descriptions, manufacturing processes, projections, information relating to customers, suppliers, distributors, licensees, profits, costs, pricing or tooling, and all other materials or information relating to or dealing with the business operations, technologies or activities of Novavax, whether written, oral, electronic or visual, tangible or intangible, whether machine readable or otherwise and shall also include the existence of any relationship between Novavax and

Executive, including but not limited to the terms of this Agreement and the terms of the engagement by Novavax of Executive, except to the extent Executive reasonably is required to notify another for purposes of soliciting legal, accounting and/or tax services and/or advice; and all information and materials prepared by Executive in the course of, relating to or arising out of this engagement by Novavax, or prepared by any other Novavax employee or contractor for Novavax or its customers. Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement.
ii.Discontinue Use. At Novavax’ request, Executive shall immediately: (i) discontinue all use of all Confidential Information; (ii) return to Novavax all materials then in Company’s possession or subject to its control that contain Confidential Information, including all copies thereof and all summaries, analyses and notes thereon; (iii) erase or destroy all Confidential Information contained in computer memory or data storage apparatus under the ownership or control of Executive ; and (iv) warrant in writing to Novavax that Executive has taken all actions described in the foregoing subparagraphs.
iii.Exceptions. The restrictions set forth in this Section 5(b) shall not apply to Confidential Information that: (a) is rightfully in the possession of the receiving party prior to the date of the disclosure of such information to the receiving party by the disclosing party and is not otherwise subject to a non-disclosure agreement or other obligation of confidentiality; (b) is in the public domain prior to the date of the disclosure of such information to the receiving party by the disclosing party; (c) becomes part of the public domain by publication or by any other means except an unauthorized act or omission on the part of the receiving party; or
(d) is or was supplied to the receiving party on a non-confidential basis by a third party who is under no obligation to the disclosing party to maintain such information in confidence. Specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of Executive merely because it is embraced by more general information in the public domain or in the prior possession of Company.
(c)Securities Trading; Conflicts of Interest. Executive further agrees that he will not buy, sell, or otherwise trade any securities of Novavax based on any material confidential information learned as a consultant of Novavax, or tip others to do so. If Executive is ever unsure about Executive’s compliance with this Section 5(c), Executive shall contact the Company’s Executive Vice President, Chief Legal Officer, and Corporate Secretary. Executive further agrees that during the term of this Agreement he will continue to comply with all Company policies and processes related to insider trading and stock clearance and with the Company's Conflicts of Interest and Outside Activities Policy.
(d)Property Rights. All work produced hereunder, including, without limitation, all inventions, ideas, creations, designs, discoveries, developments, techniques, expressions, improvements, computer programs, specifications, operating instructions and all other documentation, data or other work product related to the Services provided by Executive under this Agreement (whether patentable or subject to copyright, or not), which are first conceived, made or otherwise originated or acquired or first actually constructively reduced to practice during the term of this Agreement or within six (6) months following the expiration or termination of the Agreement, whether preliminary or final, and on whatever media rendered

(collectively, the “Work Product”), shall be deemed work made for hire and made in the course of services rendered for Novavax and shall be the sole and exclusive property of Novavax. Novavax shall have the sole, absolute and unlimited right to protect by patent or copyright, and to make, have made, use, and sell the Work Product as it sees fit. To the extent that title to the Work Product may not be considered work for hire, Executive irrevocably agrees to transfer and assign to Novavax in perpetuity all worldwide right, title and interest in and to the patent rights, copyrights, trade secrets and other proprietary rights (including, without limitation, applications for registrations thereof) in, and ownership of, the Work Product that Executive may have, as and when such rights arise.
6.Miscellaneous.
(a)Entire Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter set forth herein; it being understood that the Continuing Obligations and the plans and agreements governing the Equity Awards will remain outstanding and will survive in accordance with their terms.
(b)Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.
(c)Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Maryland, without giving effect to the principles of conflict of laws.
(d)Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such portion will be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion will not affect the force, effect, and validity of the remaining portion hereof.
(e)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(f)Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, will not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive's legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, "the Company" will mean both the Company as defined above and any such successor assign to or of the Company. The Company shall require that any successor or assign agree to perform this Agreement in the same manner as the Company.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed the day and year first above written.

NOVAVAX, INC.

By:
Name: Mark Casey

Title: Executive Vice President, Chief Legal Officer and Corporate Secretary

JOHN TRIZZINO

By:
Name: John Trizzino

Date: 28-May-25 | 10:04 EDT
Notice Address:    [***]